Exhibit 10.2

June 3, 2013

Salesforce.com, Inc.

The Landmark @ One Market

Suite 300

San Francisco, California, 94105

Attention: Rafe Brown

$300 Million Senior Secured Credit Facility

Ladies and Gentlemen:

Bank of America, N.A. (“Bank of America”) is pleased to offer to be the sole administrative agent (in such capacity, the “Administrative Agent”) for a $300 million senior secured credit facility (the “Senior Credit Facility”) to Salesforce.com, Inc. (“you” or the “Borrower”), and Bank of America is pleased to offer its commitment to lend all of the Senior Credit Facility, upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”) is pleased to advise you of its willingness in connection with the foregoing commitment, as sole lead arranger and sole book manager (in such capacities, the “Lead Arranger”) for the Senior Credit Facility, to form a syndicate of financial institutions and institutional lenders (including Bank of America) (collectively, the “Lenders”) reasonably acceptable to you for the Senior Credit Facility.

Bank of America will act as sole Administrative Agent for the Senior Credit Facility and MLPFS will act as sole Lead Arranger for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval.

The commitment of Bank of America hereunder and the undertaking of MLPFS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to Bank of America and MLPFS: (a) the accuracy and completeness in all material respects of all representations that you and your subsidiaries make to Bank of America and MLPFS and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); (b) prior to and during the syndication of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries; (c) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Summary of Terms and otherwise reasonably satisfactory to Bank of America and MLPFS; and (d) no change, occurrence or development shall have occurred or become known to Bank of America or MLPFS since January 31, 2013 that, in the reasonable judgment of Bank of America and MLPFS has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Summary of Terms).

In connection with the syndication of the Senior Credit Facility, the commitment of Bank of America hereunder shall be reduced dollar-for-dollar as and when corresponding commitments are received from the Lenders. You agree to actively assist MLPFS in achieving a syndication of the Senior Credit Facility that is satisfactory to MLPFS and you. Such assistance shall include your (a) providing and using your commercially reasonable efforts to cause your advisors to provide Bank of America and MLPFS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and MLPFS to complete syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, relating to the transactions contemplated hereby (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of customary marketing materials to be used in connection with the syndication of the Senior Credit Facility (collectively with the Summary of Terms, the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of MLPFS benefit materially from your existing banking relationships, and (d) otherwise assisting Bank of America and MLPFS in their syndication efforts, including by making your officers and advisors available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders, at times and locations to be mutually agreed.

It is understood and agreed that MLPFS will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of Bank of America and MLPFS.

You represent and warrant that (a) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to Bank of America, MLPFS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (the “Projections”) have been or will be prepared in good faith based upon assumptions that you believed to be reasonable at the time made (it being understood that Projections are as to future events are not to be viewed as facts and that actual results during the period or periods covered by such Projections may differ from projected results and such differences may be material) and (b) all written Information, other than Projections and information of a general industry nature, which has been or is hereafter made available to Bank of America, MLPFS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the transactions contemplated hereby, as and when furnished, taken as a whole and together with your filings with the Securities and Exchange Commission is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with further and supplemental information from time to time until the date of the initial borrowing under the Senior Credit Facility (the “Closing Date”) so that the representation and warranty in the immediately preceding sentence are correct on the Closing Date as if the Information were being furnished, and such representation and warranty were being made, on such date. In issuing this commitment and in arranging and syndicating the Senior Credit Facility, Bank of America and MLPFS are and will be using and relying on the Information without independent verification thereof.

You acknowledge that MLPFS and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on Syndtrak, IntraLinks or another similar electronic system. In connection with the syndication of the Senior Credit Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its affiliates, or the respective securities of any of the foregoing. You agree, however, that the definitive credit documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof, subject to confidentiality undertakings satisfactory to you (it being understood and agreed that customary procedures employed by us for providing prospective Lenders access via Syndtrak to information and other materials related to the Senior Credit Facility and the confidentiality terms to be accepted by prospective Lenders in connection therewith are satisfactory to you for such purpose).

By executing this Commitment Letter, you agree to reimburse Bank of America and MLPFS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Moore & Van Allen PLLC, as counsel to the Lead Arranger and the Administrative Agent, and of special and local counsel to the Lenders retained by the Lead Arranger or the Administrative Agent and (b) due diligence expenses) incurred in connection with

2

the Senior Credit Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless Bank of America and MLPFS and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facility and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such (i) Indemnified Party’s bad faith, gross negligence or willful misconduct, (ii) the material breach by such Indemnified Party of its express obligations under this Commitment Letter pursuant to a claim initiated by the Borrower or (iii) any dispute solely among Indemnified Parties (not arising as a result of any act or omission by the Borrower or any of its subsidiaries or affiliates) other than claims against Bank of America or MLPFS in its capacity or fulfilling its role as an agent, bookrunner, arranger or any other similar role under the Senior Credit Facility. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter and the fee letter among you, Bank of America and MLPFS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America and MLPFS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or MLPFS, as applicable, to identify you in accordance with the Act.

You acknowledge that Bank of America and MLPFS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and MLPFS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will

3

treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. Bank of America and MLPFS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and MLPFS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Bank of America, MLPFS or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your subsidiaries’ understanding, that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facility are arm’s-length commercial transactions between you and your subsidiaries, on the one hand, and Bank of America and MLPFS, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) Bank of America and MLPFS each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither Bank of America nor MLPFS has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) Bank of America and MLPFS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America and MLPFS have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America and MLPFS with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America or MLPFS hereunder; provided that the reimbursement and indemnification obligations under this Commitment Letter shall be automatically superseded by any corresponding provisions of the definitive documentation for the Senior Credit Facility.

Each of Bank of America and MLPFS shall use all Confidential Information received by them in connection with the transactions contemplated hereby solely for the purposes of providing the services that are the subject of this Commitment Letter and agree to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to their and their affiliates’ respective partners, directors, officers, employees, trustees, advisors and agents (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), in which case Bank of America and MLPFS agree to the extent not prohibited by applicable law, rule, regulation or order, to inform you promptly of the disclosure thereof, (c) to the extent required by applicable laws, rules or regulations or by any subpoena or order or similar legal process (in which case Bank of America and MLPFS agree to the extent not prohibited by applicable law, rule, regulation or order, to inform you promptly of the disclosure thereof), (d) in connection with performing the services described herein and consummating the transactions contemplated hereby, to any prospective Lender subject to the confidentiality agreements set forth in the Information Materials, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, the Senior Credit Facility or the enforcement of rights thereunder, (f) with the consent of the Borrower or (g) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this paragraph or (ii) becomes available to Bank of America or MLPFS from a source that is not, to Bank of America’s or MLPFS’s knowledge, subject to confidentiality obligations owing to you or any of your subsidiaries and prohibiting such disclosure. Notwithstanding the foregoing, Bank of America and

4

MLPFS shall not be required to provide notice of any permitted disclosures made in connection with any regulatory review of Bank of America and MLPFS by any governmental agency or examiner or regulatory body with jurisdiction over Bank of America and MLPFS. For the purposes of this letter, “Confidential Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to Bank of America and MLPFS on a nonconfidential basis prior to disclosure by the Borrower. Any person or entity required to maintain the confidentiality of Confidential Information as provided in this letter shall be considered to have complied with its obligation to do so if such person or entity has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person or entity would accord to its own confidential information. The provisions of this paragraph shall automatically terminate upon the earlier of (i) the date that the documentation for the Senior Credit Facility is entered into (at which time the confidentiality provisions therein shall govern) and (ii) two years following the date of this Commitment Letter.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America and MLPFS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and MLPFS in the negotiation, performance or enforcement hereof. The commitments and undertakings of Bank of America and MLPFS may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis. Upon at least three business days’ prior written notice to us, you may terminate this Commitment Letter.

This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among Bank of America, MLPFS, you and your affiliates with respect to the Senior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Bank of America and the undertaking of MLPFS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or MLPFS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of Bank of America and MLPFS hereunder will expire at 5:00 p.m. (Pacific time) on June 4, 2013 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of Bank of America and MLPFS hereunder will expire on the earlier to occur of (i) the date of consummation of the Acquisition (as defined in the Summary of Terms), (ii) the date that you are no longer actively pursuing the consummation of the Acquisition and have so notified us (or made a public statement to such effect), (iii) the date of termination or expiration of the applicable acquisition agreement(s) with the target and (iv) December 31, 2013 unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date. In consideration of the time and resources that MLPFS and Bank of America will devote to the Senior Credit Facility, you agree that, until such expiration or earlier termination of this Commitment Letter by you or us, you will not knowingly solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility or facilities for the Borrower and its subsidiaries.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

5

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Sugeet Manchanda Madan
	Name:	Sugeet Manchanda Madan
	Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Mark N. Post
	Name:	Mark N. Post
	Title:	Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

SALESFORCE.COM, INC.

By:	/s/ Graham Smith
	Name:	Graham Smith
	Title:	Executive Vice President and Chief Financial Officer

6

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

SALESFORCE.COM, INC.

$300 MILLION SENIOR CREDIT FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached.

BORROWER:	Salesforce.com, Inc., a Delaware corporation (the “Borrower”).

GUARANTORS:	The Senior Credit Facility and all obligations under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by each existing and future direct and indirect material domestic subsidiary of the Borrower (collectively, the “Guarantors”), excluding any domestic subsidiary of a foreign subsidiary (other than any such domestic subsidiary that is treated as a C corporation for tax purposes) and any domestic subsidiary substantially all the assets of which consist of equity interests in “controlled foreign corporations” under Section 957 of the Internal Revenue Code (a “Foreign Holdco”). All guarantees will be guarantees of payment and not of collection.

ADMINISTRATIVE AGENT:	Bank of America, N.A. (“Bank of America”) will act as sole administrative agent (the “Administrative Agent”).

SOLE LEAD ARRANGER AND SOLE BOOK MANAGER:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) will act as sole lead arranger and sole book manager (the “Lead Arranger”).

LENDERS:	A syndicate of financial institutions and institutional lenders (including Bank of America) arranged by the Lead Arranger, which institutions shall be acceptable to the Borrower and the Administrative Agent (collectively, the “Lenders”).

SENIOR CREDIT FACILITY:	A $300 million term loan facility, all of which will be drawn on the Closing Date (the “Senior Credit Facility”).

PURPOSE:	The proceeds of the Senior Credit Facility shall be used to finance the acquisition of all of the capital stock of Exacttarget, Inc. (the “Acquisition”) and to pay fees and expenses incurred in connection therewith.

CLOSING DATE:	The execution of definitive loan documentation, to occur on or before July 31, 2013 (the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I.

MATURITY:	The Senior Credit Facility shall be subject to repayment according to the Scheduled Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus accrued and unpaid interest, being due three years after the Closing Date (“Maturity”).

SCHEDULED AMORTIZATION:	The Senior Credit Facility will be subject to quarterly amortization of principal in equal installments of 2.5% of the initial aggregate principal amount with the balance due and payable at Maturity (the “Scheduled Amortization”).

MANDATORY PREPAYMENTS:	In addition to the Scheduled Amortization, 100% of all net cash proceeds from sales of property and assets and casualty/condemnation events of the Borrower and its subsidiaries (excluding sales of inventory in the ordinary course of business, dispositions less than a threshold to be agreed and other exceptions to be agreed and subject to a one-year reinvestment period) shall be applied to the prepayment of the Senior Credit Facility (to the principal installments thereof on a pro rata basis).

OPTIONAL PREPAYMENTS:	The Borrower may prepay the Senior Credit Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Each such prepayment shall be applied to the remaining principal installments on a pro rata basis.

SECURITY:	The Borrower and each of the Guarantors shall grant the Administrative Agent and the Lenders valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following:

(a)     All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future direct subsidiaries (limited, in the case of each Foreign Holdco entity and each first-tier foreign subsidiary that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 66% of the capital stock of each such Foreign Holdco or such first-tier foreign subsidiary).

(b) All proceeds and products of the property and assets described in clause (a) above.

The Security shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facility and any treasury management, interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof). To the extent not delivered on the Closing Date, the definitive loan documentation shall provide for delivery of stock certificates and the perfection of foreign stock pledges within a period of time post-closing to be agreed, and shall require perfection actions in addition to the filing of a UCC financing statement and the delivery of stock certificates only for subsidiaries having total assets or revenues in excess of an amount to be agreed.

CONDITIONS PRECEDENT TO CLOSING:	The closing and the extension of credit under the Senior Credit Facility will be subject to satisfaction of the conditions precedent deemed appropriate by the Administrative Agent and the Lenders including, but not limited to, the following:

(i) The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facility satisfactory to the Lead Arranger, the Administrative Agent and the Lenders.

(ii) All filings, recordations and searches necessary or desirable in connection with the liens and security interests referred to above under Security shall have been duly made.

(iii)      The Lenders shall have received (A) satisfactory opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facility) and of appropriate local counsel and such corporate resolutions, certificates and other documents as the Lenders shall reasonably require and (B) satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in such capital stock and in the other collateral referred to under the section entitled “Security” set forth above.

(iv)      There shall not have occurred since January 31, 2013 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect. “Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies, taken as a whole, of the Administrative Agent or any Lender under any loan documentation, or of the ability of the Borrower or any Guarantor to perform its obligations under any loan documentation to which it is a party; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any loan documentation to which it is a party.

(v)       The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(vi)      All of the Information, taken as a whole, shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by the Administrative Agent or the Lenders regarding the Borrower or its subsidiaries or the transactions contemplated hereby that (A) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (B) purports to adversely affect the Senior Credit Facility or any other aspect of the transactions contemplated hereby, and nothing shall have come to the attention of the Lenders to lead them to believe that the transactions contemplated hereby will have a Material Adverse Effect.

(vii)     The Acquisition shall have been, or contemporaneously with the closing and funding of the Senior Credit Facility, will be consummated in accordance with the purchase agreement for the Acquisition and otherwise in compliance in all material respects with applicable law and regulatory approvals.

(viii)    Receipt of all governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the Acquisition and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower and its subsidiaries, and no law or regulation shall be applicable which in the reasonable judgment of the Lead Arranger, the Lenders or the Administrative Agent could have such effect.

(ix) All of the representations and warranties in the loan documentation shall be true and correct in all material respects as of the date of such extension of credit.

(x) No event of default under the Senior Credit Facility or incipient default shall have occurred and be continuing, or would result from such extension of credit.

(xi)      All accrued fees and expenses of the Lead Arranger, the Administrative Agent and the Lenders (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent), and for which invoices have been presented at least one business day prior to the Closing Date, shall have been paid.

REPRESENTATIONS AND WARRANTIES:	Usual and customary for transactions of this type, limited to the following (subject to customary and other agreed exceptions, qualifications and limitations): (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (vi) no material litigation; (vii) no default; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; (xx) perfection; and (xxi) OFAC.

COVENANTS:	Usual and customary for transactions of this type, limited to the following (subject to customary and other agreed exceptions and thresholds):

(a)     Affirmative Covenants - (i) delivery of financial statements, budgets and forecasts; (ii) delivery of certificates and other information; (iii) delivery of notices (of any default, material adverse condition, ERISA event, material change in accounting or financial reporting practices, disposition of property); (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) covenant to guarantee obligations, give security; (xii) compliance with environmental laws; (xiii) further assurances; and (xiv) compliance with material contracts.

(b)     Negative Covenants - Restrictions on (i) liens; (ii) indebtedness, (including guarantees and other contingent obligations); (iii) investments (including loans, advances and acquisitions); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) amendments of organizational documents in a manner materially adverse to the rights of the Lenders; (xii) changes in fiscal year; (xiii) prepayments of other indebtedness; (xiv) modification or termination of documents related to certain indebtedness; and (xv) OFAC. The covenants will not restrict the ability of the Borrower to repay its obligations under its existing indebtedness as such obligations become due (including, without limitation, settlement upon the conversion of the Borrower’s convertible notes).

(c) Financial Covenants – Limited to the following:

• Minimum Consolidated Interest Coverage Ratio (EBITDA/interest expense) of 3.00x.

• Maximum Consolidated Leverage Ratio (funded debt/EBITDA) of 3.00x.

Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four fiscal quarter period. EBITDA will be adjusted for non-cash stock-based compensation expense, amortization of intangibles, changes in deferred revenue and other one-time charges to be agreed.

EVENTS OF DEFAULT:	Usual and customary in transactions of this type, limited to the following (subject to customary and other agreed qualifications, thresholds and grace periods): (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings) with respect to the Borrower, the Guarantors and any material subsidiary; (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; and (x) change of control.

ASSIGNMENTS AND PARTICIPATIONS:	Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Senior Credit Facility in a minimum amount equal to $5 million.

Consents: The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five business days after having received notice thereof. The consent of the Administrative Agent will be required for any assignment to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facility or all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors.

WAIVERS AND AMENDMENTS:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facility (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facility, (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the collateral securing the Senior Credit Facility and (v) the release of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantor; and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

INDEMNIFICATION:	The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of New York.

PRICING/FEES/EXPENSES:	As set forth in Addendum I.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:

The interest rates per annum applicable to the Senior Credit Facility will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrower, the Base Rate (to be defined as the highest of (a) the Federal Funds Rate plus  1/2 of 1%, (b) the Bank of America prime rate and (c) LIBOR plus 1.00%) plus the Applicable Margin. “Applicable Margin” means (a) for the first six months after the Closing Date, 1.75% per annum, in the case of LIBOR loans, and 0.75% per annum, in the case of Base Rate loans, and (b) thereafter, a percentage per annum to be determined in accordance with the pricing grid set forth below, based on the Leverage Ratio.

The Borrower may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any event of default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than an event of default in the payment of principal when due, to the request of the Required Lenders).

PRICING GRID:

Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans

≥ 2.5x	2.00%	1.00%
≥ 2.0x but < 2.5x	1.75%	0.75%
< 2.0x	1.50%	0.50%

CALCULATION OF INTEREST AND FEES:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD PROTECTION:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes; provided that any consequences to the Administrative Agent or the Lenders as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III shall be considered to be changes in law that occurred subsequent to the Closing Date.

EXPENSES:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and the Lead Arranger, regardless of whether or not the Senior Credit Facility is closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

2